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                                                                    EXHIBIT 99.1

                                                                January 19, 2001



Dear Stockholder:

         Thank-you for your continued support in 2000. We expect 2000 to be our second consecutive profitable year. With your help, AmeriVision has contributed more than $50 million in "Giveback" to ministries, churches and other worthwhile non-profit organizations ("NPOs") over the past nine years. We are proud to play a part in AmeriVision's important mission along with you and other stockholders. In addition to expressing our gratitude for your continued support, we would like to take this opportunity to report on the significant initiatives that we have been pursuing and to address some of the questions that we most frequently receive from stockholders.

         The Board of Directors understands that the lack of a public market in which to trade your AmeriVision stock is a significant concern. As a result, the Board continues to work diligently to: (i) provide you with an opportunity to buy and sell AmeriVision stock if and when you so desire; (ii) increase the value of AmeriVision stock during extremely challenging times for the telecommunications industry, and (iii) grow revenues and reduce costs.

         Below you will see progress reports on the reorganization of AmeriVision, improvements in the Company's operations, strategic initiatives, telecommunications market conditions and the SEC disclosure process. We also plan to discuss these issues with you in person at an annual stockholders meeting. We would like to hold this meeting as soon as possible, preferably in March, but we first must resolve certain regulatory issues. Thereafter, we will announce a meeting. We know some of you may be unable to attend, so written materials including detailed financial and other information about the Company will be distributed to stockholders before any meeting.

         REORGANIZATION

         In October 1998, the Company was at a very difficult crossroads. Certainly, the Company had a good concept (i.e., long distance coupled with Giveback payments to NPOs). However, the Company had been operated at a loss since its inception. Significant cash distributions and stock redemptions had been made to shareholders. These payments left the Company without sufficient operating capital and together with operating losses resulted in the Company having a deficit in Stockholder's Equity of $27.6 million as of December 31, 1998. Also, the Company had poor customer service,



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unattractive long distance rates, substandard management information systems, no bank financing, and numerous unfavorable contracts that put the Company at a significant operational disadvantage. In addition, we faced significant challenges in coming into compliance with SEC disclosure obligations.

         To address these issues, the Company hired me as President and CEO, and brought in new respected Board members, including Jay Sekulow, the founder of the American Center for Law and Justice and host of a syndicated conservative radio program, and John Damoose, a former senior business executive with Chrysler Corporation and head of Freedom Ministries. We were pleased that the Company's co-founders, Tracy Freeny and Carl Thompson, pledged to support the new leadership. The new team quickly set about to review and improve the Company's operations from top to bottom.

         OPERATIONS

         As a result of the Company's reorganization, in 1999 we achieved the first profitable year in the history of the Company. We anticipate that 2000 will be the second profitable year. This past year, we added more new long distance customers than the significant amount of new customers we added in 1999. We also substantially lowered the Company's operating costs.

         Furthermore, over the past two years, we have taken the following decisive steps to install Company policies consistent with best business practices, improve operations, provide financial resources, increase sales and reduce expenses:

         o We terminated inappropriate contracts with affiliated entities;

         o We terminated contracts unfair to the Company which provided sales representatives with compensation for 25 years;

         o We negotiated a new contract with the Company's principal long distance carrier and settled significant claims the carrier had against the Company;

         o We opened a state-of-the-art Call Center as the centerpiece of AmeriVision's commitment to high-level customer satisfaction. The Call Center has 250 seats and expansion capacity of another 250 seats. This facility not only enables AmeriVision to provide the kind of personalized customer service that is now almost extinct in the telecommunications business, but also greatly expands the Company's marketing capacity. The Call Center now handles collections and is responsible for a dramatic improvement in this area. It is testament to the quality of our new Call



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                  Center that First National Bank of Omaha ("FNBO") has
                  committed on a fee basis to utilize the Call Center for its own telemarketing activities, thus providing the Company with a new revenue source which we plan to expand;

         o We obtained a new bank line of credit for up to $35 million in financing and paid off notes bearing very high interest rates;

         o        We upgraded management information systems;

         o We ensured that inappropriate sales of Company securities and distributions to shareholders were ended and we put policies in place to ensure that stockholder communications were handled in accordance with SEC regulations;

         o We brought in an experienced management team, which has extensive experience in telecommunications, Call Center operations, sales, marketing, legal and accounting. We also improved training of our personnel and implemented Company wide comprehensive employee evaluations and policies;

         o We significantly lowered long distance rates including interstate, intra-state, inter-LATA and international rates. Our rates are now competitive with AT&T, Sprint and MCI who in 1998 controlled 79% of the $94 billion long distance carrier market(1);

         o We expanded our marketing group to include a broader menu of discounted bundled telecommunications services (e.g., the price for our Internet access is $13.95 for customers who also purchase our Sunday Connections long distance plan) and direct-to-customer marketing (i.e., selling to our existing customers). This includes upgrading existing customers to a higher level long distance plan, payment by credit card or direct bill, and sales of LifeLine Internet access, prepaid cards, or paging; and

         o We overhauled sales material to achieve an upgraded, consistent look and feel, as well as improving direct mail campaigns.



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(1) Source: Federal Communications Commission, Trends in Telephone Service,
March 2000.



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         These operational changes have contributed significantly to the Company having a second consecutive profitable year in 2000. While we believe that we have made substantial progress since October 1998, we are not yet satisfied with where the Company is today and we do not expect our stockholders to be(2).

         STRATEGIC INITIATIVES

         In 1999, we anticipated the significant shifts in the telecommunications business (see discussion below) that have now occurred. In response, we have executed a strategy that will allow AmeriVision not only to survive, but also to prosper, during these difficult times for the telecommunications industry. As giants like AT&T and WorldCom begin to distance themselves from the consumer long-distance market, and focus on data delivery for businesses, AmeriVision has re-dedicated itself to its residential customers by lowering rates and by offering quality customer service and additional telecommunications services.

         Our key strategic initiatives -in addition to those already discussed above--include the following:

         o Expand into the small business market - Historically, AmeriVision has not served the business telecommunications needs of its participating NPOs. By offering a business services package, the Company is now moving quickly into this segment.

         o Lower Customer Acquisition Costs - We are improving our sales efficiency (e.g., improved sales results per mail list, challenging NPOs to more effectively co-promote sales) and as a result are lowering our customer acquisition costs.



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(2) For example, we had lower revenues in 2000 than we did in 1999. This decrease is primarily due to the lower per minute rates we are now charging our subscribers. To reduce customer losses, we had to reduce our rates to make our long distance plans attractive in view of our high rates and aggressive price reduction by other carriers. Furthermore, revenue has decreased due to reduced long distance usage per customer which, we believe, is due to subscribers increasing use of wireless phones for long distance. Also, revenues have decreased since we no longer have to charge a residential PICC charge to our customers. The government has discontinued this expense. To reverse the revenue trend, we have made the operating improvements discussed in this letter, substantially lowered operating costs, stepped up the sales pace, and are actively pursuing a launch of our own wireless service. In addition, we are significantly upgrading our management information systems because the existing systems are unable to generate timely the quality of data necessary to analyze issues such as this.



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         o        Expand Sales Distribution Channels - New channels include
                  Internet links, advertising, large conventions, and upselling customers through the customer service center. We also retained Olympic star Mary Lou Retton as a Company spokesperson.

         o Improve Customer Retention - With our improved customer service, lower rates, and second-sell bundling strategy, we believe we can improve our customer retention, which we have already increased to exceed the industry average.

         o Attractive Credit Card Program - AmeriVision has launched its new Visa credit card program through FBNO with an initial marketing program targeting 1.2 million leads. FBNO has been in business for over 145 years, and has over $8.6 billion in total assets. To reduce our collection expenses the Lifeline Visa will be marketed extensively as a way for the LifeLine subscriber to pay for LifeLine services.

         o Internet Access Service - To view the new look go to www.ifriendly.com. Due to customer requests we are now offering the filter on an optional basis, and we have lowered the monthly fee to remain competitive with other Internet service providers.

         Although we believe in the "roll-up-the-sleeves" approach to improving our operating business, AmeriVision also is in the process of reviewing strategic alternatives that would: (i) provide you with a market in which you could buy and sell AmeriVision stock; and/or (ii) increase the value of AmeriVision stock, which has been negatively affected by the depressed values of the telecommunications industry as discussed above.

         AmeriVision has been exploring the possibility of a strategic transaction to provide AmeriVision stockholders with liquidity and/or increase the value of AmeriVision stock. A strategic transaction could range anywhere from a merger to an equity raise to a strategic joint venture contract or to an outright sale of the Company.

         The Company has retained Gerard, Klauer & Madison, a New York-based investment banking firm that specializes in the telecommunications industry, to identify a company or companies that might be interested in pursuing a strategic transaction with AmeriVision. We have also met at length with other investment bankers who have expressed an interest in working with AmeriVision and with their help we are actively evaluating potential strategic transactions that would benefit AmeriVision stockholders. We caution that none of these investment bankers have made any commitments. They are simply helping to determine if there is a strategic transaction available that will allow us to achieve the goals discussed above.



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         We also are reviewing the possibility of listing the Company's stock to provide shareholders with a market for trading and to make it easier for the Company to effect one or more acquisitions of other complementary products or services.

         TELECOMMUNICATIONS MARKET CONDITIONS

         Throughout the 1990s, AmeriVision's primary business has been reselling long-distance telecommunications services. As a reseller, AmeriVision purchases telephone service from other carriers. We then repackage and offer this long-distance service for sale to our customers. By acting as a reseller, however, our profits and performance are dependent largely upon the performance of the long-distance telephone industry. In recent years, long-distance providers have engaged in price wars that have driven down the price of long-distance service to record lows. Additionally, competing technologies -- like wireless and Internet telephony -- now provide consumers with alternatives to their wireline telephone for traditional long-distance calling. At the same time, technological change and the rapid expansion of circuit capacity in the United States as a result of the installation of fiber-optic transmission facilities have resulted in increased efficiency of the long distance networks, also contributing to the declining prices.

         Another problem is increasing long distance competition from the "Baby Bells." Analysts and regulators say they expect the four surviving regional Bells - BellSouth, Qwest Communications International, SBC Communications and Verizon Communications -- to gain Federal Communications Commission long distance approvals in their home states by the end of 2002. Long distance service is already being offered in New York and Texas by some of the Baby Bells(3).

         Unfortunately, as a result of these factors, the long-distance industry has experienced declining rates, revenues and profit margins. As a result, valuation of long distance companies has dropped sharply. Some long distance companies have even gone out of business(4). In response to the downward trend in the long-distance industry, long-distance companies are forecasting reduced revenue growth and unveiling plans to restructure their businesses.(5) According to a press report, both AT&T and WorldCom are



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(3) Dan Luzadder, Regional Providers Speeding into Long Distance, Interactive
Week, November 27, 2000, at 18.

(4) For example, on October 23, 2000 Nettel Communications filed for Chapter 7 bankruptcy with $156 million in liabilities and significant monthly operating deficits. According to Forbes, Nettel lost key members of its management team, had a faulty billing system and made misjudgments in allocating capital. Brandon Copple, Requiem for a Telecom, Forbes, December 11, 2000, at 206.

(5) See Reuters, Sprint Cuts Profit Outlook, N.Y. TIMES (Internet edition) (Nov. 3, 2000) (http://www.nytimes.com/reuters/business/business-telecoms.spr.html).
(Sprint became the third long-distance telephone Company within a ten-day period to reduce its revenue growth forecast).



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"struggl[ing] with the fallout from long-distance price wars, new competition and slowing growth in the voice long-distance business."(6) These developments are affecting the long-distance market universally, as the following excepts from the media illustrate:

         o "AT&T, the nations' No. 1 communications Company, is casting about for new directions because the Company's stock, like that of many big United States communications carriers, is in a rut. Fears that too many companies are chasing too few customers and concerns that long-distance telephone calls have become a low-margin commodity have scared many investors away from the communications sector." Seth Schiesel, AT&T Board Seeks Ways to Lift Stock, N.Y. TIMES, September 25, 2000, at C1, C12.

         o "More than $10 billion in annual profits is disappearing before the [long-distance] industry's eyes. Deflation is rocking the industry. AT&T's consumer long-distance revenues plunged just under 10% last quarter [second quarter 2000]." Scott Wooley, Meltdown, FORBES, July 3, 2000, at 70.

         The business downturn has been even more significant in the Internet sector which is an area we have explored but in which we also have wisely proceeded more deliberately than others due to concern about the economic model of most Internet companies. Many "dot.coms" have either gone out of business, merged, or scaled back. A report by online research firm Webmergers.com notes that 210 "substantial" Internet ventures folded in 2000 with the pace accelerating to 86 shutdowns in November and December(7).

         iBelieve.com, an affiliate of Family Christian Stores, the largest Christian book store chain, announced on October 20, 2000 that it is shutting down its nine-month-old web site because it was unable to secure additional financing. iBelieve.com launched in January 2000 with $30 million in start-up money(8).



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(6) See Shawn Young and Deborah Soloman, WorldCom Inc. Slashes Targets for
Growth, WALL ST. J., Nov. 2, 2000 at A3, A16.

(7) Leslie Walker, The Short Story of the Web's Generation Ex, The Washington Post, January 11, 2001.

(8) Jim Suhr, Christian Web Retailer to Shut Down, Yahoo News, October 20, 2000.



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         Crosswalk.com Inc., a leading Christian online community, recently laid off 23% of its staff and announced that it lost $8.5 million on revenue of $4.9 million for the nine month period ending September 30, 2000.(9)

         Free ISPs, which sprang up as quickly as every other type of Internet company, in the past year or two, have been going through a major shakeout. Last summer and fall, four major ones, WorldSpy, Free wwweb, 1stUp.com and Free Internet.com went under(10).

         The initial public offering ("IPO") market has also been difficult. For example, of the 100 IPOs in the Washington D.C. area over the last 4 years only 17 are selling for more than their original offering price. A dozen are trading under $1 and a few are bankrupt(11).

         SEC DISCLOSURE PROCESS

         In the summer of 1999, we advised you that AmeriVision soon would be filing a document with the SEC -known as a Form 10--in which AmeriVision would disclose detailed information about the Company identical to that typically disclosed by publicly traded companies. In October 1999, we filed the Form 10. The Form 10 is scores of pages in length, and includes historical financial and operating data dating as far back as 1994. In response to our filing, the SEC asked a number of detailed questions.

         In July 2000, in order to address the SEC's detailed questions, we filed Amendment No. 1 to our Form 10. The SEC has now raised additional questions as the result of our July filing, which we hope to resolve in Amendment No. 2. We intend to file Amendment No. 2 shortly, and will let you know when it is available. Please note that it is not unusual for the SEC to have extensive comments on filings like our Form 10.

         We regret the length of this process. However, our efforts to disclose accurately Company information to stockholders and the SEC have been significantly hindered by the lack of organizational and governance records for the Company prior to October 1998. Also, the Company did not have a current comprehensive Stockholder's Register. We have had to expend significant time and money to reconstruct this part of the history of the Company to formulate the stockholder disclosures mandated by the SEC.



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(9) Neil Irwin, Crosswalk Names CEO, Lays Off 15, The Washington Post, January
12, 2001, at E5.

(10) Mike Musgrove, R.I.P. for the Free ISP, The Washington Post, December 1, 2000, at E1.

(11) Jerry Knight, IPOs Supreme in Market of Money-Losers, The Washington Post, January 8, 2001, at E1.



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         We are hopeful Amendment No. 2 to our Form 10 will address the last of the SEC's concerns. We are also hopeful the Form 10 answers many of your questions. In the future we will file quarterly statements (known as "10Qs") and annual statements (known as "10Ks") that will keep you informed of Company business on a regular basis.

         CONCLUSION

         In summary, our efforts since October 1998 have been designed to position us as a growing multi-service telecommunications company in the years ahead, make us substantially more competitive in the marketplace, improve our operational efficiency, help us to be a leader in customer service and build the long-term value of the Company. Because of the steps we already have taken, and the structure and management team we now have in place, we believe AmeriVision can meet its revenue and profitability goals. We also believe ultimately that we will be able to provide you with a market in which you can buy and sell AmeriVision stock.

         Thank you for your support and continued patience. We look forward to sharing our business strategy with you as part of the stockholder meeting process. If you have any questions, please feel free to contact David Grose, our Chief Financial Officer and designated stockholder liaison, at (888) 660-6248.



                                       Very truly yours,




                                       /s/ Stephen D. Halliday
                                       Stephen D. Halliday
                                       President/CEO



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